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+--------+
   | FORM 4 |              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Benton                      Wiiliam                           P.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

               Parkland Towers West, Ste. 1610 3 Parkland Blvd.
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                                   (Street)

       Dearborn                        MI                             48126
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Tickler or Trading Symbol    Sonic Automotive, Inc.(SAH)
                                                -------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year                       08/01
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)         5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                 Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)                Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                         Owned at             Direct        Bene-
                         Day/    -----------------------------------------------       End of               (D) or        ficial
                         Year)                                                         Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price         (Instr. 3 and 4)     (I)           ship
                                                               (D)                                          (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock    08/02/01   M             10,000        A         $8.87                                 D
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Class A Common Stock    08/02/01   M             10,000        A         $14.50                                D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock    08/22/01   M             10,000        A         $7.25                                 D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock    08/02/01   S             10,000        D         $22.1188                              D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock    08/02/01   S             10,000        D         $22.1188                              D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock    08/22/01   S             10,000        D         $20.00            2,500               D
------------------------------------------------------------------------------------------------------------------------------------

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                           Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Options to                            $8.87            08/02/01            M                                       10,000
Purchase
-----------------------------------------------------------------------------------------------------------------------------
Options to                            $14.50           08/02/01            M                                       10,000
Purchase
-----------------------------------------------------------------------------------------------------------------------------
Options to                            $7.25            08/22/01            M                                       10,000
Purchase
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-      7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and        Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration         (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                            ative       Secur-           of De-        direct
                                 (Month/Day/                                     Secur-      ities            rivative      Bene-
                                 Year)                                           ity         Bene-            Securities    ficial
                                                                                 (Instr.     ficially         Bene-         Owner-
                               ---------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-               Amount or                      at End           Owned at      (Instr.
                               Exer-    tion          Title   Number of                      of               End of        4)
                               cisable  Date                  Shares                         Month            Month(1)
                                                                                             (Instr. 4)       (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Options to                    09/31/00  03/31/10 Class A      10,000
Purchase                                         Common Stock
-----------------------------------------------------------------------------------------------------------------------------------
Options to                    09/31/99  03/31/09 Class A      10,000
Purchase                                         Common Stock
-----------------------------------------------------------------------------------------------------------------------------------
Options to                    09/20/98  03/20/08 Class A      10,000                      20,000          D
Purchase                                         Common Stock
-----------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:

          /s/ William P. Benton                09/06/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

          ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note:  File three copies of this Form, one of which must be manually signed.
         If space is insufficient, see Instruction 6 for procedure.